UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2020

Vantage Drilling International

(Exact name of registrant as specified in its charter)

Cayman Islands	333-217678	98-1372204
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Vantage Energy Services, Inc.

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address of principal executive offices) (Zip Code)

(281) 404-4700

(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Item 5.02.	Appointment of Certain Officers; Election of Directors; Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2020, as part of our efforts to reduce operating and corporate costs in light of the global economic decline and the public health crisis resulting from the spread of COVID-19, each named executive officer has agreed to a 20% reduction in salary effective April 1, 2020 until June 30, 2020.

Item 8.01.	Other Events.

Between the disclosure by Vantage Drilling International (the “Company”) of its fleet status report in its annual report on Form 10-K that was filed on March 10, 2020, and the beginning of April, 2020, the Company experienced certain developments with respect to the status of its drilling contracts during this unprecedented global crisis.  The discussion below highlights certain of these updates, which are also reflected in the fleet status report filed as exhibit 99.1 hereto.

Management Contract – Update

West Cobalt: We manage the engineering, construction, and commissioning of a drillship, the West Cobalt, which West Cobalt Inc., a subsidiary of Northern Drilling Ltd (“WCI”), previously agreed to purchase. On March 13, 2020, WCI provided a notice of termination in accordance with the terms of the contract to be effective May 12, 2020.

Drilling Contracts – Updates

Topaz Driller: We operate the Topaz Driller pursuant to a drilling service contract with VAALCO Gabon S.A. (“VAALCO”) dated as of March 1, 2019 (the “VAALCO Contract”).  On March 20, 2020, VAALCO informed us of its intention to terminate the VAALCO Contract in early April, prior to completion of the fourth well.  The VAALCO Contract was originally anticipated to expire later in April 2020.  In accordance with the VAALCO Contract, VAALCO will pay us an early termination fee.  The Topaz Driller will demobilize from its operating location to a location off the coast of Port Gentil, the Republic of Gabon, where it will remain warm-stacked until it commences operations under its next contract, expected no earlier than the latter part of the second quarter of 2020.

Also, we are currently in discussions with our customer to delay the commencement of the operations for the previously announced Letter of Award that was expected to commence in the third quarter of 2020.

Sapphire Driller: We operate the Sapphire Driller pursuant to a drilling service contract with Eni Congo S.A., originally dated as of March 27, 2015, which was subsequently amended and novated to us (the “Eni Congo Contract”).  On March 26, 2020, Eni Congo informed us of its intention to declare a force majeure due to the spread of COVID-19, once the wells on which work is currently being performed are complete around April 13, 2020.  Under the terms of the Eni Congo Contract, we are entitled to receive a reduced dayrate less any savings the parties can achieve in connection with the force majeure event.  The Sapphire Driller will remain on stand-by under the Eni Congo Contract.

Aquamarine Driller: We operate the Aquamarine Driller pursuant to a drilling service contract with Carigali-PTTEPI Operating Company Sdn. Bhd. (“CPOC”) dated as of November 1, 2015 (the “CPOC Contract”).  On March 27, 2020, the parties agreed to mutually declare the COVID-19 pandemic as a force majeure event.  We plan to demobilize this vessel in early April 2020, and thereafter, the contract will go to a force majeure rate until the last week in April 2020, immediately after which the CPOC Contract will end.  The CPOC Contract was originally anticipated to expire at the end of May or early June 2020, depending upon the status of operations. We intend the Aquamarine Driller to remain warm-stacked until it commences operations under its next contract.

Emerald Driller: We operate the Emerald Driller pursuant to a drilling service contract with Total E&P Qatar dated as of August 10, 2016, which was assigned to Total E&P Golfe Limited on October 13, 2019 (“Total Qatar”).

We have reached an agreement with the customer to place the Emerald Driller on a special COVID-19 stand-by period due to the reduced activity resulting from the spread of COVID-19.  Under this arrangement, our customer will pay us a reduced day rate and the Emerald Driller will remain under contract for Total Qatar.

Tungsten Explorer: We are currently operating the Tungsten Explorer in Lebanon for Total Liban.  Immediately after the expiration of this contract, the Tungsten was planning to mobilize to the Mediterranean for operations for another customer.  We are currently in discussions with this customer to delay the commencement of operations in light of the spread of COVID-19 and the resulting logistical challenges.

***

This foregoing is provided for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to purchase, or an offer to purchase with respect to, any securities.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results and outcomes may differ materially from those indicated or implied by such forward-looking statements. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
99.1	Fleet Status Report, dated April 6, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2020

VANTAGE DRILLING INTERNATIONAL

/s/ Douglas E. Stewart
Douglas E. Stewart Vice President, General Counsel and Corporate Secretary